Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Donegal Mutual Insurance Company 401(k) Plan

We consent to the incorporation by reference in the Registration Statements (Nos. 333-93785, 333-94301 and 333-89644) on Form S-8 of our report dated June 19, 2013, relating to the 2012 financial statements of Donegal Mutual Insurance Company 401(k) Plan, appearing in this Annual Report on Form 11-K.

/s/ ParenteBeard LLC

ParenteBeard LLC

Lancaster, Pennsylvania

June 13, 2014